UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934.
                              Commission File Number   0-11458

               Liberty Equipment Investors - 1983
     (Exact name of registrant as specified in its charter)

  World Financial Center, South Tower, New York, NY 10080-6114,
                         (212) 236-6560
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Units of Limited Partnership Interest
  Depositary Receipts for Certificates of Partnership Interest
    (Title of each class of securities covered by this Form)

                              None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)           Rule 12h-3(b)(1)(i)
         X
        Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(1)(ii)

        Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(i)

        Rule 12g-4(a)(2)(ii)          Rule 12h-3(b)(2)(ii)

                                      Rule 15d-
                                      6

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934 Liberty Equipment Investors - 1983 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 28,    By:/s/ Robert F. Aufenanger, President
1995                     ________________________________________
                         _
                         Robert F. Aufenanger, President
                         Maiden Lane Partners Inc., General
                         Partner of Liberty Equipment Investors -
                         1983